Exhibit 99.1

MAGELLAN FILES PROTEST AND LAWSUIT REGARDING CONTRACT AWARD FOR

REGIONAL BEHAVIORAL HEALTH AUTHORITY

IN MARICOPA COUNTY, ARIZONA

PHOENIX, AZ. — April 3, 2013 —Magellan Health Services, Inc. (NASDAQ: MGLN) announced today that it has filed a formal protest regarding the State’s decision to award the Regional Behavioral Health Authority (RBHA) in GSA6 (Maricopa County) to another vendor.  The RBHA contract is for the management of the publicly funded behavioral health system that delivers mental health, substance abuse and crisis services for approximately 720,000 eligible adults, youth, and children and includes an integrated behavioral and physical health care system for a small number of individuals with serious mental illness.  Magellan’s existing contract to manage behavioral health services began on September 1, 2007, and was previously extended through September 30, 2013.

The decision to file a protest comes after the Company evaluated the scoring of its bid and other relevant information regarding the bidding and award process. The protest includes the following claims: (i) one sponsor of the winning bidder is a provider of behavioral health services and, as a result, the winning bidder has serious conflicts of interest and was not legally permitted to bid on the Request for Proposal (“RFP”), (ii) the winning bidder did not properly meet the requirements of the RFP because it was not licensed by the State of Arizona as an HMO by the date specified by the state, (iii) the RFP was improperly amended to permit the winning bidder to qualify as an eligible bidder, (iv) there were numerous scoring errors and irregularities, and (v) there was an overall bias in favor of the winning bidder.

In addition, the Company’s subsidiaries, Magellan Health Services of Arizona and Magellan Complete Care of Arizona today filed a civil lawsuit in the Superior Court of Arizona for Maricopa County against Mercy Maricopa Integrated Care, Maricopa County Special Health Care District d/b/a Maricopa Integrated Health System (“MIHS”), and the CEO of MIHS.  The lawsuit alleges claims against the defendants arising out of assertions that confidential and proprietary information disclosed by the Company to MIHS under confidentiality agreements was wrongfully used and disclosed in connection with the winning bidder’s response to the State’s solicitation. The lawsuit seeks an award of compensatory damages and punitive damages as well as a permanent injunction prohibiting the defendants from using or disclosing any of the Company’s confidential and proprietary information.

The company’s full year 2013 guidance assumed the contract would be awarded to Magellan Complete Care of Arizona.  The company is assessing the impact of this award notification on its 2013 guidance, and will make any update to guidance during its first quarter earnings call on April 30, 2013.

About Magellan Health Services

Headquartered in Avon, Conn., Magellan Health Services Inc. is a leading specialty health care management organization with expertise in managing behavioral health, radiology and specialty pharmaceuticals, as well as pharmacy benefit programs. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve.  As of December 31, 2012, Magellan’s customers include health plans, employers and government agencies, serving approximately 33.8 million members in our behavioral health business, 17.2 million members in our radiology benefits management segment, and 8 million members in our medical pharmacy management product.  In addition, the specialty pharmaceutical segment served 41 health plans and employers, and several pharmaceutical manufacturers and state Medicaid programs.  The company’s Medicaid Administration segment served 24 states and the District of Columbia.  For more information, visit www.MagellanHealth.com.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933 as amended that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding the contract to provide behavioral health care services to Medicaid recipients and beneficiaries of the Maricopa County Regional Behavioral Health Authority.  These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the Company’s customers to manage the health care services of their members directly; changes in rates paid to and/or by the Company by customers and/or providers; higher utilization of health care services by the Company’s risk members; delays, higher costs or inability to implement new business or other Company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

Media Contacts:

Magellan Health Services - Corporate

David W. Carter

(860) 507-1909

DWCarter@MagellanHealth.com

Magellan Health Services — Maricopa

Mary Ehlert

(602) 350-6432

meehlert@magellanhealth.com

Investor Contact:

Renie Shapiro

(877) 645-6464

RShapiro@MagellanHealth.com

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